EXHIBIT 23

                              ACCOUNTANTS' CONSENT


The Board of Directors
Optical Cable Corporation


We consent to incorporation by reference in Registration Statement No. 33-09433 on Form S-8 of Optical Cable Corporation of our report dated December 10, 1999, relating to the balance sheets of Optical Cable Corporation as of October 31, 1999 and 1998, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1999, which report appears in the October 31, 1999 Annual Report on Form 10-K of Optical Cable Corporation.


                                                      KPMG LLP




Roanoke, Virginia
January 27, 2000